Exhibit 99.1

Cherokee Global Brands Reports Third Quarter Fiscal Year 2016 Financial Results

•	Q3 revenues of $8.1 million
•	GAAP net income totaled $1.5 million, or $0.17 per diluted share
•	Acquired Flip Flop Shops®, a leading franchise retail chain
•	New Tony Hawk® License Agreement with Walmart for Canadian Market
•	Continued European Expansion of the Cherokee® Brand

SHERMAN OAKS, CA (December 10, 2015) — Cherokee Global Brands (NASDAQ: CHKE), a global brand marketing platform, today reported financial results for the third quarter Fiscal 2016 ended October 31, 2015.

“The agility of our business model and our global scale allow us to swiftly forge new platform partnerships around the world and successfully navigate the transitions that are inherent within our industry,” said Henry Stupp, Chief Executive Officer.  “Over the long term, we believe transitioning our business away from legacy relationships will provide us the opportunity to establish new, more profitable partnerships that fully leverage the Cherokee Global Brands platform.”

Mr. Stupp, continued, “Our recent large-scale brand partnerships and acquisitions have set the stage for growth as retailers such as Walmart Canada, Sears Canada, and Argos in the UK & Ireland invest in multi-category, and in some cases, multi-brand programs with us. Our acquisition of Flip Flop Shops® Stores and Everyday California® promise to further accelerate our global reach and relevance with today’s consumers.  The transitions in our business are teeing Cherokee Global Brands up for a very bright future.”

Third Quarter Fiscal 2016 Financial Results

GAAP revenues were $8.1 million, compared with $8.7 million in the prior-year period. Overall, the revenue decrease of $0.6 million is primarily attributable to three factors. First, zero revenues for Cherokee and Liz Lange-branded products in Canada due to Target’s Canada bankruptcy and its subsequent exit from the Canadian market. This business has been replaced with a new, direct-to-retail license agreement with Sears Canada for a comprehensive program that includes Cherokee brand adult and children’s apparel, footwear, accessories and home products and Liz Lange sportswear, maternity and plus-size clothing. Both Cherokee and Liz Lange will launch in Canada during the Spring 2016 season.   Second, zero revenues from Tesco in the UK and Central Europe. The UK business has been  replaced with a direct-to-retail license agreement with Argos that launched at the end of the second quarter of this year. Third, the transition of the Tony Hawk® brand in Canada from a wholesale licensee to a direct-to-retail license agreement with Walmart. Again, sales and royalty revenue from Walmart will begin with the Fall 2016 season.  The Company also experienced currency headwinds primarily from the Japanese Yen, South African Rand and Mexican Peso, which negatively affected revenues in the quarter by approximately $0.2 million.

In total, these factors offset revenues by nearly  $0.8 million versus the prior year period.  Partially offsetting this revenue decline were international revenue increases for the Cherokee brand in Asia.

Selling, general and administrative expenses were $5.6 million, or 69% of GAAP revenues, compared with $4.9 million, or 56% of GAAP revenues, in the prior year period. The $0.7 million increase in SG&A was due primarily to transaction costs associated with the acquisition of Flip Flop Shops and intellectual property protection costs from a recent legal settlement.

Operating income totaled $2.5 million or 31% of GAAP revenues which is down from $3.8 million, or 44% of GAAP revenues in the prior year period.  For the first nine months of Fiscal 2016, operating income as a percent of GAAP revenue were 43%  as compared to 46% in the prior year period. Costs associated with the acquisition of Flip Flop Shops and intellectual property protection costs reduced operating margins by 6% and 2% for the third quarter and year to date, respectively.

Net income totaled $1.5 million, or $0.17 per diluted share including costs associated with the acquisition of Flip Flop Shops and intellectual property protection costs, which reduced diluted earnings per share by $0.05. This compares to $2.3 million, or $0.27 per diluted share, in the prior year period. For the first nine months of Fiscal 2016,  net income totaled $7.0 million, or $0.79 per diluted share including acquisition costs and intellectual property protection costs, which reduced diluted earnings per share by $0.05. This compares to $8.2 million or $0.96 per diluted share in the prior year period.

At October 31, 2015, the Company had cash and cash equivalents of $5.7 million, compared to $7.6 million as of January 31, 2015, which reflects $6.0 million of cash used towards the $12 million acquisition of Flip Flop Shops®. The company amended its credit facility with Chase in association with this acquisition.

Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET.  A slide presentation will accompany the prepared remarks and has been posted along with the webcast link on Cherokee’s website.

To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (International) ten minutes prior to the start time. The earnings call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at http://www.cherokeeglobalbrands.com.

-  2  -

For those unable to participate during the live broadcast, a replay will be through Thursday, December 17, at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (877) 870-5176 (U.S.) or (858) 384-5517 (International) and use conference ID: 13624820.

About Cherokee Global Brands

Cherokee Global Brands is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California®, Sideout®,  ále by Alessandra® and Flip Flop Shops®, a leading franchise retail chain, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license and franchise agreements with leading retailers and manufacturers that span over 50 countries in 7,400 retail locations. Its retail, franchise and e-commerce platform partnerships include: Target Stores (U.S.), Kohl's (U.S.), Sears Canada (Canada), Walmart (Canada), Argos & Sports Direct (UK and Ireland), Flip Flop Shops® (US, Canada, Caribbean, Middle East and South Africa), RT-Mart (Peoples Republic of China), Pick 'n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Nishimatsuya (Japan), Landmark Group's Max Stores (certain Middle East and North Africa countries), Reliance Trends Stores (India) and the TJX Companies (U.S., Canada and Europe).

Statements included within this news release may contain forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words "anticipates," "believes," "expects," "may," "should," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company's brands, the ability and/or commitment of the Company's licensees to design, manufacture and market Cherokee, Liz Lange, Completely Me, Tony Hawk and Hawk Brands, Sideout, Everyday California and Carole Little branded products, the Company's dependence on Target for most of the Company's revenues and the Company's dependence on its key management personnel. The risks included here are not exhaustive. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for Fiscal Year 2015, and in its periodic reports on Forms 10-Q and 8-K. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

Cherokee Global Brands	Addo Communications
Jason Boling, CFO	Patricia Nir
818-908-9868	310-829-5400

-  3  -

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

(amounts in thousands, except share and per share amounts)

	October 31,	January 31
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$5,709	$7,581
Receivables	8,040	7,425
Income taxes receivable	741	919
Prepaid expenses and other current assets	477	431
Deferred tax asset	455	412
Total current assets	15,422	16,768
Intangible Assets, net	47,515	39,821
Goodwill	5,979	—
Deferred tax asset	928	858
Property and equipment, net	1,177	1,165
Other assets	39	48
Total assets	$71,060	$58,660
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$2,127	$1,720
Current portion of long term debt	8,456	7,308
Income taxes payable	—	—
Deferred revenue—current	227	17
Accrued compensation payable	725	1,430
Total current liabilities	11,535	10,475
Long term liabilities:
Long term debt	17,182	17,836
Income taxes payable	208	391
Other non-current	1,824	121
Total liabilities	30,749	28,823
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,713,366 shares issued and outstanding at October 31, 2015 and 8,403,500 issued and outstanding at January 31, 2015	174	171
Additional paid-in capital	27,447	24,024
Retained earnings (deficit)	12,690	5,642
Total stockholders’ equity	40,311	29,837
Total liabilities and stockholders’ equity	$71,060	$58,660

-  4  -

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Royalty revenues	$8,098	$8,706	$26,810	$27,431
Selling, general and administrative expenses	5,415	4,663	14,776	14,042
Amortization of trademarks	212	233	633	699
Operating income	2,471	3,810	11,401	12,690
Other income (expense):
Interest expense	(169)	(201)	(509)	(653)
Interest income and other income (expense), net	46	(2)	45	(3)
Total other income (expense), net	(123)	(203)	(464)	(656)
Income before income taxes	2,348	3,607	10,937	12,034
Income tax provision	802	1,291	3,889	3,874
Net income	$1,546	$2,316	$7,048	$8,160
Net income per common share attributable to common stockholders:
Basic earnings per share	$0.18	$0.27	$0.81	$0.97
Diluted earnings per share	$0.17	$0.27	$0.79	$0.96
Weighted average common shares outstanding attributable to common stockholders:
Basic	8,713	8,424	8,659	8,411
Diluted	8,891	8,566	8,876	8,490

-  5  -